Exhibit 99.1

Investor Contact:	Media Contact:
Ronald H. Spair	Jennifer Moritz
Chief Financial Officer	Zer0 to 5ive for OraSure Technologies
610-882-1820	917-748-4006
investorinfo@orasure.com	jmoritz@0to5.com

OraSure Technologies to Sell OraQuick ADVANCE®

Rapid HIV-1/2 Antibody Test Directly to U.S. Hospitals

- OraSure Sales Force Expansion will Support Hospital Customers -

BETHLEHEM, PA – November 5, 2008 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced that it will begin to sell its OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test directly into the U.S. hospital market beginning in 2009. In recent years, the U.S. hospital market has received this product through an exclusive distribution arrangement with Abbott.

In early 2005, OraSure and Abbott entered into an agreement under which Abbott has distributed OraQuick ADVANCE® on an exclusive basis to U.S. hospitals and reference laboratories and on a non-exclusive basis to the U.S. physician office market. Pursuant to a transition agreement recently executed by the parties, the distribution agreement will terminate effective as of the end of 2008. Abbott and OraSure will work to implement a transition of this business directly to OraSure.

In anticipation of the transition, OraSure has started to increase the size of its hospital sales force along with inside sales, customer service and sales support resources. The direct sales force will be responsible for selling OraQuick ADVANCE® to U.S. hospital customers along with other future products, including the OraQuick® Hepatitis C test recently submitted to the FDA for pre-market approval. The U.S. physician office market will continue to be served through distributors.

“We have enjoyed a successful relationship with Abbott and appreciate all of Abbott’s efforts to successfully build our OraQuick ADVANCE® business in the U.S. hospital market,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Beginning in 2009, OraSure will sell OraQuick ADVANCE® directly to the U.S. hospital and reference laboratory markets. Our hospital business is extremely important and we anticipate continued growth in this market with both current and future products. We are eager to continue the development of even closer relationships with our hospital customers.”

The transition will result in incremental expense related to sales force recruitment, infrastructure expansion and payment of a termination fee to Abbott pursuant to the transition agreement. In addition, OraSure sales to Abbott in the fourth quarter of 2008 are expected to be somewhat lower than normal as Abbott reduces its inventory level of OraQuick ADVANCE® as part of the transition. Additional information regarding the transition will be provided during the Company’s third quarter earnings call scheduled for 5:00 p.m. EST (2:00 p.m. PST) today.

OraQuick ADVANCE® is the only rapid, point-of-care test for the detection of antibodies to both HIV-1 and HIV-2 within twenty minutes that is approved by the U.S. Food and Drug Administration (FDA) for use on oral fluid, finger-stick or venipuncture whole blood, and plasma specimens. The test is also CLIA (Clinical Laboratory Improvements Amendments Act of 1988) waived for all specimen types except plasma. OraSure commercially launched the OraQuick ADVANCE® test in October 2004.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to markets, product sales and distribution, sales personnel, expenses and revenues. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; impact of replacing distributors; inventory levels at distributors and other customers; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including changes in international funding sources; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to patent infringement, product liability, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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